                                                                      Exhibit 12



                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges
               --------------------------------------------------

                        (In millions except ratio data)



                           Nine Months
                              Ended                             Years Ended December 31
                          September 30     ---------------------------------------------------------------------------
                              1995           1994            1993            1992              1991            1990
                          ------------     --------        --------        --------          --------        ---------
Income Before Taxes
  and Cumulative Effect
  of Accounting Changes      $3,584.3        $4,415.2        $3,102.7       $3,563.6         $3,166.7         $2,698.8

Add:
  One-third of rents             28.2            36.0            35.0           34.0             31.1             26.5
  Interest expense, net          38.5            96.0            48.0           23.6             26.0             51.9
                             --------        --------        --------       --------         --------         --------
    Earnings                 $3,651.0        $4,547.2        $3,185.7       $3,621.2         $3,223.8         $2,777.2
                             ========        ========        ========       ========         ========         ========

One-third of rents              $28.2          $ 36.0          $ 35.0         $ 34.0            $31.1            $26.5
Interest expense                 67.9           124.4            84.7           72.7             68.7             69.8
                                -----          ------          ------         ------            -----            -----
    Fixed Charges               $96.1          $160.4          $119.7         $106.7            $99.8            $96.3
                                =====          ======          ======         ======            =====            =====

Ratio of Earnings
    to Fixed Charges               38              28              27             34               32               29
                                   ==              ==              ==             ==               ==               ==


For purposes of computing these ratios, "earnings" consist of income before taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), and interest expense, net of amounts capitalized.  "Fixed charges" consist of one-third of rents and interest expense as reported in the Company's consolidated financial statements.